Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                          Nine Months Ended Sept. 30   Three Months Ended Sept. 30
                                              2000          1999           2000          1999
                                           ----------    ----------    -----------    -----------
BASIC
Average shares outstanding                 60,733,288    61,897,876     60,283,189     61,929,197
Net income                                    $44,965       $41,285        $ 7,685        $12,442
     Per share amount                           $0.74         $0.67          $0.13          $0.20
                                                =====         =====          =====          =====
DILUTED
Average shares outstanding                 60,733,288    61,897,876     60,283,189     61,929,197
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       180,594       223,579        139,572        193,712
                                           ----------    ----------     ----------     ----------
                                           60,914,242    62,121,455     60,422,761     62,122,909
Net income                                    $44,965       $41,285        $ 7,685        $12,442
     Per share amount                           $0.74         $0.66          $0.13          $0.20
                                                =====         =====          =====          =====